UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raven Industries, Inc.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota
Telephone 605-336-2750

April 5, 2018

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 22, 2018, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2018
____________________________________________________

Time and Date	9:00 a.m. CDT on Tuesday, May 22, 2018

Place	Raven Industries Corporate Headquarters
205 E. 6th Street
Sioux Falls, South Dakota 57104

Items of	(1)	Elect seven directors.
Business	(2)	A non-binding advisory vote to approve the compensation for executive officers disclosed in this Proxy Statement.
	(3)	Ratify the appointment of the Independent Registered Public Accounting Firm for fiscal year 2019.
	(4)	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder of record at the close of business on March 28, 2018.

Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of Company stock at the registration table, such as your last broker or EQ Shareowner Services (formerly Wells Fargo Shareowner Services) statement. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to page 1 of this Proxy Statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 5, 2018.

By Order of the Board of Directors,

Lee A. Magnuson
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 22, 2018.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financial-information

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 22, 2018

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Raven Industries, Inc. (the "Company" or "Raven") to be used at the Annual Meeting (the "Meeting" or "Annual Meeting") of Shareholders of the Company, which is to be held on Tuesday, May 22, 2018, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 5, 2018. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in the open Meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 28, 2018 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

When used in this Proxy Statement, the terms "Raven," "we," "our," "us" and the "Company" refer to Raven Industries, Inc. In addition, the term "fiscal year" refers to our fiscal year, which is based on a twelve-month period ending January 31 of each year (e.g., fiscal year 2018 refers to the twelve-month period ended January 31, 2018).

VOTING SECURITIES AND PROXIES

The Company has one class of voting securities outstanding, Common Stock $1.00 par value, of which 35,838,297 shares were outstanding as of the close of business on the Record Date. In order to constitute a quorum to conduct business at the Meeting, shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the seven nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy "FOR" each nominee, if so directed, and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes equal to the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 700 votes for a single nominee, apportion 100 votes for each of the seven nominees or apportion 700 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the Internet.

In the election of directors, the seven director nominees who receive the highest number of votes will be elected as directors. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting, either in person or by proxy, assuming a quorum is present, is required to approve any of the other proposals, except for Proposal No. 2 (the Advisory Vote to Approve Executive Compensation), which will be deemed approved if the number of shares voted "FOR" exceeds the number of shares voted "AGAINST". If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter, except for Proposal No. 2, where abstentions will have no effect on the vote. If an executed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter.

OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each of the directors and nominees for director, (ii) each of the Named Executives of the Company, as defined later, (iii) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Director Non-voting Stock Units Vested	Shares Beneficially Owned		Percent of class
DIRECTORS

Jason M. Andringa	19,479	9,170	(1)	*

David L. Chicoine	2,022	—	(1)	*

Thomas S. Everist	22,608	30,869	(1)	*

Kevin T. Kirby	20,952	39,064	(1)	*

Marc E. LeBaron	22,552	23,119	(1,2)	*

Richard W. Parod	—	3,200	(1)	*

NAMED EXECUTIVES

Steven E. Brazones		45,114	(3)	*

Janet L. Matthiesen		32,951	(4)	*

Brian E. Meyer		59,637	(5)	*

Daniel A. Rykhus		322,322	(6,7)	*

Anthony D. Schmidt		70,281	(8)	*

OWNERS OF MORE THAN 5% OF THE COMMON STOCK

BlackRock, Inc. 40 East 52nd Street New York, NY 10022		4,428,651	(9)	12.4

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355		3,389,269	(10)	9.5

All executive officers and directors as a group (13 persons)		652,645	(1,11)	1.8
* Less than 1%

(1)     Does not include non-voting vested stock units held by the Deferred Compensation Plan for Directors.

(2)    Includes 19,662 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(3)    Includes 39,125 shares that may be purchased within 60 days by exercise of outstanding options.

(4)    Includes 26,150 shares that may be purchased within 60 days by exercise of outstanding options.

(5)    Includes 39,775 shares that may be purchased within 60 days by exercise of outstanding options.

(6)    Includes 178,000 shares that may be purchased within 60 days by exercise of outstanding options.

(7)    Mr. Rykhus is both a Named Executive and a director.

(8)     Includes 40,650 shares that may be purchased within 60 days by exercise of outstanding options.

(9)	Data based on Schedule 13G/A filed by the shareholder with the SEC on January 19, 2018. Based on such information, BlackRock, Inc. has sole voting power with respect to 4,347,284 shares.

(10)
Data based on Schedule 13G/A filed by the shareholder with the SEC on February 12, 2018. Based on such information, The Vanguard Group, Inc. has sole voting power with respect to 70,559 shares, shared voting power with respect to 7,200 shares, sole dispositive power with respect to 3,314,610 shares, and shared dispositive power with respect to 74,659 shares.

(11)	Includes 339,125 shares that may be purchased by all current executive officers within 60 days by exercise of outstanding options.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Director Nominees and Qualifications

Seven directors are to be elected at the Meeting, with each director to serve until the next annual meeting of shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve. Mr. Parod is standing for election by the shareholders for the first time at the Meeting. He was identified as a potential candidate for the Board by a non-management director and appointed to the Board on December 4, 2017.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions held within the Company, principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined by the Board according to Nasdaq Stock Market ("Nasdaq") listing standards.

As described later under "Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity, and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community; and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding such nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Jason M. Andringa (42) 2013 Independent Director
Mr. Andringa is President and Chief Executive Officer of Vermeer Corporation, a world leading manufacturer of equipment for the construction, agriculture, surface mining, forestry, and landscaping industries in Pella, IA. Prior to becoming President and Chief Executive Officer, Mr. Andringa held a variety of positions within Vermeer Corporation, including Chief Operating Officer, President of Forage & Environmental Solutions, and Vice President for Dealer Distribution and Global Accounts and was based in the Netherlands while serving as Managing Director for Europe, the Middle East, and Africa. Prior to joining Vermeer, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. He currently serves on several professional, industry, and philanthropic boards, including Camcraft, Inc., National Association of Manufacturers (NAM), Association of Equipment Manufacturers (AEM), Cultivation Corridor, The Nature Conservancy of Iowa, and Central College.
We believe Mr. Andringa is qualified to serve on the Board because of his leadership experience from serving as President and CEO of Vermeer Corporation. He provides valuable insight on manufacturing and operations and has substantial experience in both domestic and international markets. Additionally, his management of financial personnel and audit procedures and his strong understanding of accounting principles, internal controls and audit committee functions, make him an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
David L. Chicoine (70) 2017 Independent Director
Dr. Chicoine, Ph.D., served as the 19th President of South Dakota State University, a land-grant institution and the state’s largest university, from 2007 to 2016 and became president emeritus and professor emeritus in July 2017. He currently serves as Interim Dean of the University of Wyoming’s College of Business. Previously, Dr. Chicoine was professor of agricultural economics at the University of Illinois at Urbana-Champaign and held various positions of increasing administrative responsibility with the University of Illinois, including department head, dean and vice president for technology and economic development. Since April 2009, he has served as an independent director on the Monsanto Company board, where he is a member of the Science and Technology Committee and the Sustainability and Corporate Responsibility Committee. He also is currently a director on the board of First Bank and Trust, Brookings, SD and the Board of ENTERPRISE 605, INC, Sioux Falls, SD and is on the board of managers of South Dakota Innovation Partners (SDIP), LLC, Brookings/Sioux Falls, SD.
We believe Dr. Chicoine is qualified to serve on the Board because of his proven leadership experience in leading a respectable institution like South Dakota State University. Among other qualifications, Dr. Chicoine is a subject matter expert in finance and economics. Additionally, his service to the Monsanto Board of Directors provides him with a deep understanding of corporate governance and oversight, enriching his contributions and service to the Board.

Thomas S. Everist (69) 1996 Independent Director
Mr. Everist is President and Chief Executive Officer of The Everist Company, an investment and land development company located in Sioux Falls, SD, positions he has held since 2002. Prior to that, he was President and Chief Executive Officer of L.G. Everist, Inc. from 1987 to 2002. Both companies are involved in production of construction materials including aggregate, concrete and asphalt. Since 2006, he has been a managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He has been a managing member of MCR Builders, LLC, which provides residential building services to South Maryland Creek Ranch, LLC, since 2014. He is a director and chairman of the board of Everist Health, Inc., a personalized medicine company that develops and commercializes unique medical technology. In addition to leading his various companies, he also serves as an independent director of MDU Resources Group, Inc., Bismarck, ND, a publicly traded energy and utility company, where he chairs the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products and Bell, Inc.
We believe Mr. Everist is qualified to serve on the Board because he is a well-respected professional and community leader within the Company’s home state of South Dakota and is able to provide local perspective on issues facing the Company. Additionally, Mr. Everist has a strong understanding of production and logistical operations and brings demonstrated success in business and leadership skills, serving as president and chairman of his companies. As result, he has an understanding of accounting principles, internal controls and audit committee functions and is considered an audit committee financial expert.

Kevin T. Kirby (63) 2007 Independent Director
Mr. Kirby has served as Chief Executive Officer and a director of Face It TOGETHER, a non-profit organization, since he co-founded it in 2008. Prior to that he was the Executive Vice President and Treasurer of Western Surety Company, a large regional insurance company, from 1979 to 1992. He was elected a director of the Company in 1989 and resigned his position in 2001. From 1993 to 2001, he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007.
We believe Mr. Kirby is qualified to serve on the Board because he brings over 36 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective. In his position as Executive Vice President, he developed an understanding of accounting principles, internal controls and audit committee functions. As a result he is considered an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Marc E. LeBaron (63) 2011 Independent Director
Mr. LeBaron was named Chairman of the Board in May 2017. He has served as Chairman and Chief Executive Officer of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. Mr. LeBaron served on the board of directors from 2005 to 2015 of Ballantyne Strong, Inc., a publicly traded technology company. He is also a director of Assurity Security Group, Inc., Lincoln, NE, (currently serving as Lead Director) since June 4, 2009.
We believe Mr. LeBaron is qualified to serve on our board because of his extensive leadership experience as Chief Executive Officer and Chairman of Lincoln Industries. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge that qualify him to serve as director.

Richard W. Parod (64) 2017 Independent Director
Mr. Parod served as President and Chief Executive Officer of Lindsay Corporation, a publicly traded company that manufacturers and distributes agricultural equipment from 2000 until his retirement in 2017. He also served as a director of Lindsay Corporation from April 2000 until his retirement. During his time with Lindsay Corporation, Mr. Parod established an international footprint, executing strategic acquisitions and leading the development of several new products and technologies. Prior to joining Lindsay Corporation, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Currently, he serves as an independent director of Alamo Group, Inc., a publicly-traded infrastructure and agriculture equipment company.
We believe Mr. Parod is qualified to serve on the Board because he brings a significant amount of leadership experience as a President and Chief Executive Officer of a publicly traded company. He also has a deep understanding of issues related to mergers & acquisitions, international expansion, and growth and development of an organization. Having served on other publicly traded companies, he brings a wealth of knowledge on corporate governance and shareholder issues to the Board.

Daniel A. Rykhus (53) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer in 2010. Prior to that, he served as Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. Mr. Rykhus is an independent director of Great Western Bank, a publicly traded financial services company, where he serves on the Executive Committee, Governance and Nominating Committee and chairs the Compensation Committee. He also serves on the boards of many non-profit organizations in Sioux Falls, SD.
The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company, having over 27 years of experience with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES IN PROPOSAL 1.

.

PROPOSAL NO. 2 -- ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven's shareholders. The "Compensation Discussion and Analysis" that begins on page 15 explains our compensation programs in more detail. In summary, the Board of Directors recommends that the shareholders approve our executive compensation for the following reasons, among others:

▪
Our executive compensation program uses salary and benefits, a management incentive program and a long-term incentive plan to achieve our goals, with a focus on tying compensation to corporate performance, while remaining competitive to retain and attract a highly qualified management team.

▪
Over the past 6 years, we have worked with an independent compensation consultant, on a periodic basis, to evaluate our compensation relative to our peers and to modify our long-term incentive compensation program ("LTIP") to incorporate restricted stock units ("RSUs") that are performance-based, tying compensation more closely to corporate performance, and the long-term creation of shareholder value.

At the Annual Meeting, the shareholders will be given the opportunity to vote, on an advisory basis, to approve the compensation of the Named Executives of the Company, as described in "Compensation Discussion and Analysis," and the tabular and narrative disclosure regarding executive compensation contained in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 -- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2019. While it is not required to do so, our Board is submitting the selection of Deloitte for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Deloitte are not expected to be at the Annual Meeting.

Recent Change in Auditor

As reported on the Company’s Current Report on Form 8-K filed on April 6, 2017 (the “Change in Auditor 8-K”), effective March 31, 2017, the Audit Committee dismissed Pricewaterhouse Coopers LLP ("PwC") as the Company’s independent registered public accounting firm and appointed Deloitte to serve in this role for the fiscal year ended January 31, 2018.

PwC’s reports on the consolidated financial statements of the Company for the fiscal years ended January 31, 2017, and January 31, 2016, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such fiscal years.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (the “2017 10-K”) and Annual Report on Form 10-K/A for the fiscal year ended January 31, 2016 (the “2016 10-K/A”). As more fully disclosed in the 2017 10-K and 2016 10-K/A, the Company’s management concluded that the Company’s internal control over financial reporting was not effective as of the fiscal years ended January 31, 2017 and January 31, 2016 due to material weaknesses in the Company’s internal control over financial reporting. Management identified material weaknesses in internal control over financial reporting existed as of those dates related to (i) the response to the risks of material misstatement, (ii) the accounting for goodwill and long-lived assets, including finite-lived intangible assets, (iii) the accounting for income taxes, (iv) the controls over the existence of inventories subject to the cycle count program and held at third party locations, and (v) the completeness and accuracy of spreadsheets and system-generated reports used in internal control over financial reporting.

The Audit Committee discussed these material weaknesses with PwC, and the Company authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the reportable events. The Company provided PwC with a copy of the Change in Auditor 8-K and requested that PwC furnish the Company with a copy of PwC’s letter addressed to the SEC stating whether PwC agrees with the statements made by the Company in the Change in Auditor 8-K. The Company received the requested letter from PwC and a copy of PwC’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K. During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period prior to engaging Deloitte, neither the Company, nor anyone on its behalf, consulted with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated and combined financial statements, and no written report or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four meetings meeting during fiscal year 2018. The Company has a Governance Committee, Audit Committee, and Personnel and Compensation Committee. All directors attended at least 75 percent of their Board and Committee meetings during fiscal year 2018.

Information about each Committee (as of March 8, 2018) follows:

Governance Committee
Members:	Jason M. Andringa (Chair) David L. Chicoine Thomas S. Everist Kevin T. Kirby Marc E. LeBaron
Richard W. Parod

Independence:	All of the Governance Committee members meet the independence requirements of the Nasdaq listing standards.

Responsibilities:
The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met three times in fiscal year 2018. The Governance Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations, and related party transactions, which are available on the Company's website, www.ravenind.com.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Audit Committee
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Thomas S. Everist

Independence and Financial Expertise:
The Board has determined that each member of Audit Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules. The Audit Committee members also meet the independence requirements of the Nasdaq listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:
The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held five meetings with management and the independent registered public accounting firm and four meetings with management only in fiscal year 2018. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. It also reviews the independence, qualifications, and performance of the internal audit function. The Audit Committee reviews the scope of the annual audit and also discusses the results for the quarter and the Company's earnings release drafts with management and the independent registered public accounting firm. It also reviews related reports and recommendations and pre-approves any non-audit services provided by such firm. The Audit Committee maintains open lines of communication with the Board of Directors, Raven's financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 37.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Personnel and Compensation Committee (also known as Compensation Committee)
Members:	David L. Chicoine (Chair) Marc E. LeBaron Richard W. Parod

Independence, Insiders and Interlocks:
All of the Compensation Committee members meet the independence requirements of the Nasdaq listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of those executive officers served on the Company's Compensation Committee or Board of Directors during fiscal year 2018.

Responsibilities:
The Compensation Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal year 2018. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 36.

Charter:	The charter is available on Raven's website, www.ravenind.com.

CORPORATE GOVERNANCE

Leadership Structure

Raven has kept the Chief Executive Officer ("CEO") and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chairman and the position of the CEO should be separate, and intends to preserve the freedom to decide what is in the best interests of the Company at any point in time.

Nominations to the Board of Directors

The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. Current directors whose performance, capabilities, and experience meet the Company's expectations and needs are typically nominated for re-election. In accordance with Raven's Nominations Policy dated August 28, 2012, directors are not re-nominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Bylaws provide that the number of directors within the range of seven and eleven members will be established by action of the Board, and the Board has currently set the number of directors at seven. A majority of the directors must be independent, as defined by the SEC and Nasdaq. The Company's outside attorneys, bankers, or others with business links to the Company may not become directors. Interlocking directorships on public company boards are not allowed.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Governance Committee has determined the Board should be composed of:

▪	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;

▪	Directors who will form a balanced core of business executives;

▪	Directors who have substantial experience outside the business community - in the public, academic, or scientific communities, for example; and

▪	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

▪	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others and exercise good judgment;

▪	Each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

▪	Each director should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director;

▪	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

▪	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration, in connection with an election at a specific annual meeting, should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and, in any event, no later than the first day of February. Prior to an upcoming annual meeting, shareholders may submit director nominations to bring before future annual meetings by complying with the advance notice procedures contained in the Company's Bylaws. See the timing requirements described under “Procedures for Submitting Shareholder Proposals”.

Risk Oversight

The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit, and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top." The Audit Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating directors, and evaluating Board performance. These committees, which all consist solely of independent directors, are empowered to perform independent investigations of corporate matters, should the need arise. Each quarter the full Board reviews developments within various risk categories, such as product performance, concentration, and technology innovation, and reviews insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging and Pledging

In accordance with Raven's Policy on Avoidance of Insider Trading, the Company prohibits short sales and hedging transactions in the Company's common stock by its officers and directors. The policy also strongly discourages pledging Company securities as collateral for a loan and requires prior consent to do so.

Code of Ethics

The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Related Party Transactions

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any "related party transaction," the Audit Committee of the Board must first approve or ratify the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.comH.

Board Diversity

The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance - Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.

Communications with the Board of Directors
The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Corporate Secretary of the Company. Other methods are also described on Company's website at www.ravenind.comH.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

The Corporate Secretary's office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, which will make the final determination regarding the dissemination of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns, and positions into consideration.

Attendance at Annual Meeting

The Company schedules its Annual Meeting concurrent with a regularly scheduled Board meeting and expects its directors to attend the Company's Annual Meeting. All seven directors elected in fiscal year 2018 attended last year's annual meeting.

NON-MANAGEMENT DIRECTOR COMPENSATION

During fiscal year 2018, directors who were not full-time employees of the Company were paid a retainer fee of $40,000 cash, plus $1,500 for each in-person Board meeting, $500 for each telephonic Board meeting and $1,000 for each committee meeting. The Board Chairman received an additional annual fee of $20,000 paid on the annual meeting date, in addition to Board and committee fees. The Audit Committee Chair received an additional $4,000 annually for quarterly audit updates and received an additional $30,000 for other duties. The Personnel and Compensation Committee Chair received an additional annual fee of $4,000 and the Governance Committee Chair received an additional annual fee of $2,000 for other duties. In fiscal year 2018, the Board approved an increase in the Audit Chair annual fee to $8,000 to be paid on the annual meeting date for quarterly audit updates and other duties. Beginning in May 2018, the Board has approved discontinuing the quarterly Board and committee meeting fees and approved an increase in the annual cash retainer fee to $50,000 to offset the discontinued meeting fees for fiscal year 2019.

Directors also receive an annual grant of a stock unit award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan") originally approved by the shareholders on May 23, 2006. For fiscal year 2018, the directors received a grant of stock units in an amount equal to $70,000 divided by the closing stock price on the date of the calendar year 2017 Annual Meeting. Cash retainers may also be deferred under this plan. Under the Director Plan, amounts are deferred until Board retirement, or a later date upon the election of the director. Deferred payouts under the Director Plan are paid in Raven common stock.

Director Compensation Table Fiscal Year 2018
Name	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3,7)	Total
	($)	($)	($)	($)
Jason M. Andringa(1)	56,500	70,000	—	126,500
David L. Chicoine	47,500	70,000	—	117,500
Thomas S. Everist	53,500	70,000	—	123,500
Mark E. Griffin(4)	55,000	70,000	—	125,000
Kevin T. Kirby	58,500	70,000	30,000	158,500
Marc E. LeBaron	71,000	70,000	—	141,000
Richard W. Parod(5)	18,166	—	—	18,166
Heather A. Wilson(6)	3,500	—	—	3,500

(1) Mr. Andringa deferred $40,000 of his cash retainer into stock units under the Director Plan.
(2) Represents 2,000 fully vested stock units valued at $35.00 per unit, the closing price of Raven Common Stock on the date of the award, May 25, 2017.
(3) Does not include perquisites and benefits, which totaled less than $10,000 for each director.
(4) Mr. Griffin retired from the Board on December 4, 2017.
(5) Mr. Parod was appointed as a director on December 4, 2017.
(6) Dr. Wilson resigned from the Board on May 9, 2017 and did not stand for reelection.
(7) Represents a special stock grant of shares of Raven Common Stock in the amount of $30,000 for additional Audit Chair duties. Mr. Kirby received 857 shares of Raven Common Stock valued at $35.00 per share, the closing price on the date of issuance, May 25, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (the “Compensation Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced appropriately among:

▪	Employees, managers and executives

▪	Long-term and short-term objectives

▪	Financial and stock performance

▪	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program, and long-term equity incentives to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation program.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Compensation Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

Periodically, the Compensation Committee retains an independent executive compensation consultant (the "Consultant") to conduct a competitive compensation analysis of Raven's top executives. In fiscal year 2017, the Compensation Committee engaged the Consultant to update the Consultant's prior analysis, which had been conducted in fiscal year 2015, and which had found that executive compensation was below median levels for the peer group. In response to these findings, the Consultant recommended that compensation be increased over time to approach targeted median levels for the peer group, including the use of performance-based stock grants within a long-term incentive plan ("LTIP") for executives and other key employees. The Consultant's updated fiscal year 2017 analysis found that Raven’s executive compensation has improved and has become more aligned with peer group total compensation, although base salaries remained below median levels for its peer group.

Raven's financial performance for fiscal year 2018 included higher net sales and net income compared to the prior year, increasing 36.0% and 103.2%, respectively. For fiscal year 2018, Raven delivered a 10.9% return on sales ("ROS"), 13.1% return on average assets ("ROA"), and 15.3% return on average shareholders equity ("ROE"). Return on sales, average assets and average equity were all stronger than in fiscal year 2017. For comparison, on a trailing twelve-month basis, the Raven peer group had median returns on sales, average assets and average equity of 7.0%, 5.8%, and 8.8% respectively.

Raven's executive compensation levels have been closely tied to Company financial performance. For fiscal year 2018, overall cash compensation levels were up from the previous year due to stronger Company financial performance, which led to increased realization of performance goals under the annual management incentive plan.

Fiscal Year 2018 Accomplishments

Raven's strong financial results in fiscal year 2018 are highlighted below:

▪	Consolidated net sales increased 36% year-over-year, with all three divisions driving double-digit growth;

▪	Operating income increased 108% year-over-year, primarily driven by significant operating leverage within the Engineered Films division;

▪	Diluted earnings per share increased 102% year-over-year;

▪
Acquired the assets of Colorado Lining International, Inc., which advanced the Engineered Films division business model into a vertically integrated, full-service solutions provider for the geomembrane market;

▪	Implemented numerous changes to strengthen Raven's internal control framework;

▪	Invested nearly $17 million in research and development across the Company with an emphasis to the Applied Technology division; and

▪	Initiated Project Atlas, which is an initiative to modernize the Company's enterprise resource planning platform.

Consolidated Net Sales
(Millions)

$258.2
$277.4
$377.3
FY 16
FY 17
FY 18

Consolidated Operating Income
(Millions)

$4.4
$28.4
$59.2
FY 16
FY 17
FY 18

Objectives and Philosophy of the Company's Executive Compensation Program

Alignment with Shareholder Interests

Raven's compensation program is designed to motivate and reward Raven's executives to achieve the short and long-term goals that will enhance shareholder value. The short-term goals are embodied in our annual compensation plans and primarily include sales and profit growth and efficient working capital utilization. The goals are intended to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital.

In order to strengthen the relationship between corporate financial objectives and compensation levels, and consistent with the advice of the Consultant, the Compensation Committee approved the LTIP in fiscal year 2013, with goals closely tied to the long-term creation of shareholder value. To strengthen the relationship between awards under the LTIP and shareholder returns, in fiscal year 2015, the Compensation Committee approved the use of ROE as the financial metric for performance-based restricted stock units granted under the LTIP. In fiscal year 2017, the Compensation Committee approved the use of time-based restricted stock units as part of the overall LTIP, for a better balanced program and to increase the retention value of the LTIP program.

Our executives are encouraged not to sell shares other than when paying taxes on option exercises or withholding taxes upon settlement of other awards. Executives have historically retained a substantial portion of their shares. The shares owned by the Named Executives of the Company are listed on page 2 of this Proxy Statement under the caption “Ownership of Common Stock.”

Retention

Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 27 (the “Named Executives”) average 14 years of experience with Raven. The Compensation Committee and management believe that promotion from within and length of tenure enhances productivity and management effectiveness.

Internal Equity and Competitiveness

Raven believes that internal equity and competitive compensation policies are critical to talent retention and recruiting. The Compensation Committee and management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven's growth strategy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill numerous key positions. Therefore, as the Consultant's fiscal year 2017 analysis illustrated, the Compensation Committee has made progress in closing the gap in target compensation levels between the Company and its peer group, especially with grants under the LTIP.

Role of Management, the Personnel and Compensation Committee and Consultants

The Compensation Committee retained Willis Towers Watson as the Consultant in fiscal years 2015 and 2017 to provide consulting services to the Board and Raven management. Over the last 7 years, the Compensation Committee has also utilized information obtained from Equilar, a software tool designed to compile executive and Board compensation data from public company proxy statements. With this resource, the Compensation Committee is able to analyze the current peer group of companies for comparison, as well as determine other companies that could be considered for future peer analysis. Equilar provides benchmarking analysis of base pay, incentives, and benefits, as well as vesting schedules and metrics. Peer companies are selected on size, location, industry, net sales, and other qualitative factors.

The Compensation Committee uses a multi-faceted approach to executive compensation analysis, which includes;

▪	Independent directors on the Compensation Committee with knowledge of compensation in the markets served by the other companies they are involved with;

▪	Recommendations from the CEO and Vice President of Human Resources;

▪	External comparative analysis of peer companies through the Equilar database; and

▪	Periodic independent consulting firm recommendations regarding market trends.

The President and CEO of Raven recommends executive compensation for all other executives to the Compensation Committee for approval annually. He has continued to use the information and analysis in the Consultant's reports, as well as independent data from Equilar, and internal equity analysis to provide his recommendations. Management also updates peer group information at the request of the Compensation Committee.

The Compensation Committee approves executive salaries, benefits, incentives plans and LTIP grants. The Compensation Committee determines the appropriate compensation of the President and CEO and makes decisions on CEO compensation in executive session. CEO compensation is then approved by the independent directors of the full Board in executive session.

Benchmarking

In the fiscal year 2018 analysis, the Compensation Committee considered data from Equilar relating to the peer group companies identified below for comparison to Raven’s executive compensation.

In fiscal year 2017, the Consultant recommended to the Compensation Committee changes to the peer group in order to better reflect companies with size, complexity, and industry exposure comparable to Raven. The updated peer group is more closely aligned with Raven regarding certain financial measures, such as return on sales, return on assets, return on equity, and market capitalization. The Compensation Committee believes that these 14 companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The survey data used by the Consultant was updated to include performance metrics reflected in the peer companies' proxy statements. For fiscal year 2018, the current peer group, as listed below, remained the same as the prior year with the exception of the removal of DTS, Inc. as it was acquired and is no longer a stand-alone public company.

Peer Group Listing	($ In millions)
Company Name	Revenue*

ADTRAN, Inc.	$666.9
AeroVironment, Inc.	306.9
Astronics Corporation	624.5
Badger Meter, Inc.	402.4
Chase Corporation	253.1
Cognex Corporation	748.0
Daktronics, Inc.	616.0
Digi International Inc.	181.7
Ducommun, Inc.	558.2
II-VI Incorporated	1,061.7
Lindsay Corporation	532.1
MTS Systems Corporation	782.8
Rogers Corporation	821.0
Sparton Corporation	380.4

* Represents most recently reported trailing twelve-month revenue as of March 16, 2018

As it did in prior years, the Compensation Committee intends to re-evaluate the peer group annually, using Equilar, and to periodically enlist the services of an independent consultant, to ensure that the companies listed continue to represent an appropriate peer group for comparison.

Components of the Company's Executive Compensation Program

Base Salary

Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience, and potential. The salaries of their peers and direct reports inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the compensation program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

The Company’s annual base salary changes are effective on January 1st of each year, while the Company’s fiscal year begins on February 1st. Therefore, the salary levels shown in the Summary Compensation Table, and as discussed in this Proxy Statement, for each fiscal year reflect one month of the following calendar year’s base salary. As such, the salary information in the Summary Compensation Table for each fiscal year reflects eleven months of one calendar year base salary and one month of the next calendar year base salary.

The Compensation Committee has taken into consideration the analysis from the Consultant and Equilar over the past six years and has increased executive compensation to be competitive with the Company's peer group. The Named Executives did not receive an increase to base salaries in calendar year 2016 due to Company's financial performance in fiscal year 2016. However, their fiscal year 2016 salary did include one month of the increase in base pay for calendar year 2017. After considering management's recommendation and following the Consultant's analysis, which showed that overall target total compensation for Raven executives was 7% below the market median, the Compensation Committee recommended increases to base salaries for the Named Executives for calendar year 2017, and again for calendar year 2018, to better align with market and competitor base salaries. The Compensation Committee also determined to continue the use of risk compensation, such as annual management incentive plans and performance-based awards under the LTIP, in both fiscal years 2017 and 2018.

Management Incentive Plan

The management incentive plan is intended to compensate the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment targets for the Named Executives ranged from 50% to 100% of annual base salary in fiscal year 2018, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved.

For fiscal year 2018, incentive payments for the CEO, Chief Financial Officer ("CFO"), and Vice President of Human Resources were based primarily on achieving net income and net sales targets. Mr. Rykhus had a target payout of 100% of base salary based on company-wide net income and net sales targets. The calculation for target payout for Mr. Brazones was 60% of base salary based on company-wide net income and net sales targets and 20% based on the effectiveness of the financial reporting control framework. Ms. Matthiesen had a target payout of 50% of base salary based on company-wide net income and net sales targets.

Mr. Schmidt is the Division Vice President and General Manager for the Engineered Films division. For fiscal year 2018, the calculation for target payout for Mr. Schmidt was 65% of base salary based on division profit and division quarterly net sales results and 5% of base salary based on division net working capital.

Mr. Meyer is the Division Vice President and General Manager for the Applied Technology division. For fiscal year 2018, the calculation for target payout for Mr. Meyer was 60% of base salary based on division profit and division net sales results, 5% of base salary based on strategic initiative success and 5% of base salary based on division net working capital.

The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal Year 2018 for the Named Executives."

Discretionary Bonuses

Certain events can occur periodically that require additional time and effort that can go above and beyond that contemplated when developing compensation plans. When those events occur, the Compensation Committee can utilize discretionary bonuses as an additional form of compensation. For fiscal year 2018, the discretionary bonuses paid to Named Executives were approved by the Compensation Committee in fiscal year 2018 and related to work performed related to the amendment of certain previously issued financial statements, including Form 10-K/A for fiscal 2016 as filed on February 2, 2017.

Stock Options and Restricted Stock Units (RSUs)

The Compensation Committee adopted the LTIP in fiscal year 2013 to introduce time-based RSUs, which generally vest after three years, as a component of long-term incentive in addition to stock options and performance-based RSUs. For fiscal year 2018, the Compensation Committee approved a split of 30% stock options, 20% performance-based RSUs, and 50% time-based RSUs. The Compensation Committee determined that the increase of time-based RSUs would increase retention value of awards, and the value of the time-based awards will continue to depend upon the long-term value of the Company's stock, increasing alignment with shareholder interests. For fiscal year 2019, the Compensation Committee approved a split of 25% stock options, 25% performance-based RSUs, and 50% time-based RSUs for executives.

The Compensation Committee believes performance-based RSUs further align executive compensation with the Company's objectives, help sustain Raven's strong performance on key return ratios over the long term, and together with stock options, continue to tie an element of compensation to actual shareholder return. Time-based incentives help boost retention among executives and other senior leaders. The LTIP has also improved the competitive level of executive pay at Raven because the LTIP targets equity-based incentive compensation at the 60th percentile of the Raven peer group, or higher.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the increase in value of Raven common shares. The option grants are made annually, vest in equal installments over four years and expire after five years. The Compensation Committee has never reset an option price.

Raven's stock options, performance-based RSUs and time-based RSUs have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Compensation

Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring.

Performance-based RSUs vest after three years and the payout is determined based on the achievement of the three-year average of a specified target. Since 2015, the performance measure used for the performance-based RSUs has been ROE. ROE is calculated by taking current year net income attributable to Raven divided by average equity derived as the sum of Raven's shareholders' equity from the beginning and end of the current fiscal year (as reported in the Company's Annual Report on Form 10-K) divided by two. At the end of the three-year vesting period for performance-based RSUs, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards vary from 50-150% of the targeted level depending on the level of performance achieved. The inclusion of the performance-based RSUs in the LTIP has increased the percentage of the executives' compensation that is variable based on long-term performance.

The three-year average ROE performance targets and related payout percentages for the performance-based RSUs granted on April 5, 2017 for the fiscal 2018-2020 period were as follows:

	Average Return on Equity Target	Payout Percentage
Maximum	8.5%	150%
Target	6.0%	100%
Minimum	5.0%	50%

The vesting of the fiscal year 2015 performance-based RSUs in fiscal year 2018 was based upon a three-year ROE from fiscal years 2015-2017. The calculation of this performance measure over the three-year period was 8.1%, which equates to a 0.0% payout of vested units as it was below the minimum payout target of 12%.

The following table summarizes the performance results with respect to average three-year ROE applicable to the LTIP performance unit grants for fiscal year 2015 and the corresponding contributions to the vesting percentage for payout in fiscal 2018. As Raven failed to achieve the minimum ROE percentage during the performance period of fiscal years 2015-2017, there was no payout.

	ROE percentage		ROE Percentage	Payout Percentage
FY'15 Actual Results	11.4%	Maximum	24%	150%
FY'16 Adjusted ROE(a)	5.2%	Target	16%	100%
FY'17 Actual Results	7.7%	Minimum	12%	50%
Average three-year ROE results	8.1%		8.1%	0%
(a) The Compensation Committee of the Company's Board of Directors approved an adjusted ROE percentage to utilize in place of fiscal year 2016 actual results. This was due to the fact that the Company filed an amendment on Form 10-K/A for fiscal year 2016, including a restated net income, and it was determined that a substitute figure would be used for purposes of calculating performance-based RSU payments.

All Other Compensation

Raven provides other benefits to executives, which we believe to be reasonable, competitive, and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 5 to the Summary Compensation Table. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Raven also provides supplemental health and wellness benefits to its executives to encourage a healthy lifestyle. To the extent the supplemental insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Beginning January 1, 2018, Raven adopted a non-qualified deferred compensation plan (the "Plan") for eligible employees, including the Named Executives, so they can more efficiently manage their timing of compensation. Participants may elect to defer a portion of their base compensation and may choose from among several different investment options based upon the choices available in our 401(k) Plan, excluding Raven stock. There is no regular Company matching contribution to the deferred compensation in the plan.

The Plan also permits deferral of short-term and performance-based incentive compensation. The election to defer must be made before the services giving rise to the award are performed. A participant's benefits under the Plan are fully vested and are payable after termination or selected in-service dates. Payment is made in a lump sum unless the participant elects annual installments. While there is no obligation for the Company to fund the Plan, the Company will contribute the deferred compensation to a Company-owned Rabbi Trust and invest those funds in a similar manner as the Plan participants.

Post-termination Compensation and Benefits

Raven has an employment agreement with each Named Executive, which outlines the employment benefits discussed under “All Other Compensation” above. The purpose of the benefits is to attract and retain seasoned executives. Retirement benefits, available when the sum of the executive's age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above and reward a long-term commitment to Raven. On August 25, 2015, the Compensation Committee approved changes to the employment agreements for more recently hired executives that eliminated the post-retirement medical benefit in exchange for a one-time lump sum payment. These changes applied to the agreements for all executives except Messrs. Rykhus and Schmidt.

Raven’s arrangements for payment of post-termination compensation and benefits are described below under “Potential Payments on Termination or Change in Control.” In fiscal year 2018, Raven entered into new employment agreements with Messrs. Rykhus and Brazones to provide for severance payments upon a termination by the Company without cause or a constructive termination by the executive. The Compensation Committee believes these arrangements are necessary in the case of the top executives to promote retention and are customary for companies of comparable size to Raven. In addition, Raven uses dual-trigger “Change in Control” severance agreements with its executives to protect it from the loss of executive talent during a Change in Control of the Company. Upon a Change in Control, positions held by the Named Executives may be at risk. By providing a cash benefit of 1.5 to 2.5 times salary and incentive payments at target if executives are terminated following a Change in Control of the Company, the Compensation Committee believes that, in the event of such Change in Control, the agreements would serve to maintain stability within its executive group during what could be a potentially turbulent time.

Executive Compensation for Fiscal Year 2018 for the Named Executives

Chief Executive Officer

Mr. Rykhus has served as Raven's President and CEO since August of 2010. Previously, Mr. Rykhus served as General Manager of the Applied Technology division from 1998 through 2009 and as Executive Vice President from 2004 through 2010. His fiscal year 2018 total compensation of $2,535,859 was 18% higher than in fiscal year 2017, primarily due to higher management incentive payout in fiscal year 2018 compared to fiscal year 2017. Mr. Rykhus' incentive and discretionary payment for fiscal year 2018 was $932,500 compared to $663,065 in fiscal year 2017. The fiscal year 2018 incentive payment calculation for Mr. Rykhus is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Consolidated Net Income:
	73%	$17.2M	$22.6M	$41.0M	100%	73%
	41%	$22.6M	$27.5M	$41.0M	100%	41%
Consolidated Quarterly Net Sales:
Q1	9%	N/A	$75.7M	$93.5M	100%	9%
Q2	9%	N/A	$72.9M	$86.6M	100%	9%
Q3	9%	N/A	$79.3M	$101.3M	100%	9%
Q4	9%	N/A	$72.2M	$95.8M	100%	9%

Total Maximum Salary Eligible for Management Incentive Payout	150%				Total Actual Incentive Payout	150%
					Calendar 2017 Salary	$605,000
				Fiscal 2018 Management Incentive Payout for Mr. Rykhus		$907,500
Discretionary Bonus						$25,000
Total Management Incentive Plan and Discretionary Bonus						$932,500

Chief Financial Officer

Mr. Brazones has served as Raven's CFO since December 2014. His fiscal year 2018 total compensation of $1,015,260 increased by 25% in fiscal year 2018, primarily due to higher management incentive payout in fiscal year 2018 compared to fiscal year 2017. Mr. Brazones' incentive and discretionary payment for fiscal year 2018 was $381,000 compared to $235,643 in fiscal year 2017. The fiscal year 2018 incentive payment calculation for Mr. Brazones is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Consolidated Net Income:
	40%	$17.2M	$22.6M	$41.0M	100%	40%
	22%	$22.6M	$27.5M	$41.0M	100%	22%
Consolidated Quarterly Net Sales:
Q1	7%	N/A	$75.7M	$93.5M	100%	7%
Q2	7%	N/A	$72.9M	$86.6M	100%	7%
Q3	7%	N/A	$79.3M	$101.3M	100%	7%
Q4	7%	N/A	$72.2M	$95.8M	100%	7%
Internal Control Framework	20%	N/A	N/A	Yes	100%	20%

Total Maximum Salary Eligible for Management Incentive Payout	110%				Total Actual Incentive Payout	110%
					Calendar 2017 Salary	$310,000
				Fiscal 2018 Management Incentive Payout for Mr. Brazones		$341,000
Discretionary Bonus						$40,000
Total Management Incentive Plan and Discretionary Bonus						$381,000

Vice President and General Manager - Engineered Films Division

Mr. Schmidt has led the Engineered Films division since February 1, 2012. His total compensation of $804,691 in fiscal year 2018 increased by 9% from fiscal year 2017 due primarily to higher management incentive payout compared to fiscal year 2017. Mr. Schmidt's fiscal year 2018 incentive payout was $265,000 compared to $200,738 in fiscal year 2017. The fiscal year 2018 incentive payment calculation for Mr. Schmidt is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Division Profit:
	35%	$21.8M	$25.3M	$47.3M	100%	35%
	25%	$25.3M	$31.0M	$47.3M	100%	25%
Division Quarterly Net Sales:
Q1	10%	N/A	$34.1M	$43.6M	100%	10%
Q2	10%	N/A	$39.9M	$49.0M	100%	10%
Q3	10%	N/A	$43.0M	$65.1M	100%	10%
Q4	10%	N/A	$35.5M	$55.6M	100%	10%
Division Net Working Capital Percentage(1)	10%	22%	24%	28.6%	—%	—%

Total Maximum Salary Eligible for Management Incentive Payout	110%				Total Actual Incentive Payout	100%
					Calendar 2017 Salary	$265,000
				Fiscal 2018 Management Incentive Payout for Mr. Schmidt		$265,000
(1)Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by net sales.

Vice President and General Manager - Applied Technology Division

Mr. Meyer assumed the role of Division Vice President of the Applied Technology division on May 1, 2015. Previously, Mr. Meyer had served as the Company's Chief Information Officer since 2010. His fiscal year 2018 total compensation of $706,598 decreased by 10% from fiscal year 2017 due to the lower management incentive payout. Mr. Meyer's fiscal year 2018 incentive payout was $163,995 compared to $253,334 in fiscal year 2017. The fiscal year 2018 incentive payment calculation for Mr. Meyer is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Division Profit:
	42%	$25.3M	$33.8M	$31.3M	69.7%	29%
	20%	$33.8M	$36.5M	$31.3M	—%	—%
Division Quarterly Net Sales:
Q1	7%	N/A	$35.9M	$40.5M	100%	7%
Q2	7%	N/A	$27.1M	$28.4M	100%	7%
Q3	7%	N/A	$28.3M	$25.3M	—%	—%
Q4	7%	N/A	$26.7M	$30.5M	100%	7%
Division Net Working Capital Percentage(1)	10%	21%	23%	20.2%	100%	10%
Strategic Initiative Success	10%	N/A	N/A	N/A	—%	—%

Total Maximum Salary Eligible for Management Incentive Payout	110%				Total Actual Incentive Payout(2)	60%
					Calendar 2017 Salary	$272,000
				Fiscal 2018 Management Incentive Payout for Mr. Meyer		$163,995
(1)Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by net sales.
(2)The percentage is presented as rounded to the nearest 0.1% but the actual calculation for payout is not rounded.

Vice President of Human Resources

Ms. Matthiesen assumed the role of Vice President of Human Resources in April 2012. Previously, Ms. Matthiesen had served as the Company's Director of Administration since September 2010. Her fiscal year 2018 total compensation was $526,945. Ms. Matthiesen's incentive payment for fiscal year 2018 was $157,500. The fiscal year 2018 incentive payment calculation for Ms. Matthiesen is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Consolidated Net Income:
	30%	$17.2M	$22.6M	$41.0M	100%	30%
	17%	$22.6M	$27.5M	$41.0M	100%	17%
Consolidated Quarterly Net Sales:
Q1	7%	N/A	$75.7M	$93.5M	100%	7%
Q2	7%	N/A	$72.9M	$86.6M	100%	7%
Q3	7%	N/A	$79.3M	$101.3M	100%	7%
Q4	7%	N/A	$72.2M	$95.8M	100%	7%

Total Maximum Salary Eligible for Management Incentive Payout	75%				Total Actual Incentive Payout	75%
					Calendar 2017 Salary	$210,000
				Fiscal 2018 Management Incentive Payout for Ms. Matthiesen		$157,500

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Discretionary Bonuses	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
			(2)	(3)	(4)	(5)	(6)
Daniel A. Rykhus	2018	608,634	25,000	657,876	282,086	907,500	54,763	2,535,859
President and	2017	553,198		578,507	311,504	663,065	46,815	2,153,089
Chief Executive Officer	2016	543,840		399,990	400,229	—	36,095	1,380,154

Steven E. Brazones	2018	312,077	40,000	209,948	90,356	341,000	21,879	1,015,260
Vice President,	2017	270,846		185,291	99,876	235,643	23,524	815,180
Chief Financial Officer and Treasurer	2016	265,000		125,022	125,131	—	35,444	550,597

Anthony D. Schmidt	2018	267,788		167,900	71,991	265,000	32,012	804,691
Division Vice President and General Manager	2017	253,192		169,057	91,046	200,738	23,481	737,514
Engineered Films division	2016	250,000		125,022	125,131	—	28,556	528,709

Brian E. Meyer (1)	2018	273,754		167,900	71,991	163,995	28,958	706,598
Division Vice President and General Manager	2017	251,938		169,057	91,046	253,334	27,888	793,263
Applied Technology division	2016	238,500		124,664	124,483	—	39,884	527,531

Janet L. Matthiesen	2018	211,792		98,112	41,872	157,500	17,669	526,945
Vice President of
Human Resources

(1) Mr. Meyer was named Applied Technology Division Vice President on May 1, 2015. Prior to that date he was the Company's Chief Information Officer.
(2) Mr. Rykhus and Mr. Brazones were paid discretionary bonuses of $25,000 and $40,000, respectively, for work performed related to the amendment of certain previously issued financial statements including Form 10-K/A for fiscal 2016 as filed on February 2, 2017.

(3) Amounts shown reflect the aggregate fair value of restricted stock unit awards, both time and performance-based, granted during the fiscal year, and in the case of the performance-based awards, is based on the probable outcome. The fair value of the time and performance-based awards is based on fair market value of the Company's common stock on the grant date. Actual payments of the performance-based RSUs will be based on actual performance achieved. The fair value of the performance-based awards assuming achievement at or above the maximum performance level is as follows: Mr. Rykhus, $751,900; Mr. Brazones, $239,878; Mr. Schmidt, $191,844; Mr. Meyer, $191,844; and Ms. Matthiesen, $112,128.

(4) Amounts shown reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in Note 14 of the Company's Annual Report on Form 10-K.

(5) See the table on page 28 which describes the basis for payments under the annual management incentive plan.
(6) See the table on page 29 which describes all other compensation.

(5)Annual Management Incentive Plan Compensation
Name and Business Unit	Fiscal Year	Consolidated Net Income	Divisional Profit	Consolidated Net Sales	Divisional Net Sales	Other Factors	Total non-equity incentive plan compensation
		($)	($)	($)	($)	($)	($)
			(a)	(b)	(b)	(c)
Daniel A. Rykhus	2018	689,700	N/A	217,800	N/A	—	907,500
Entire Company	2017	499,758	N/A	97,984	N/A	65,323	663,065
	2016	—	N/A	N/A	N/A	—	—

Steven E. Brazones	2018	192,200	N/A	86,800	N/A	62,000	341,000
Entire Company	2017	172,043	N/A	37,100	N/A	26,500	235,643
	2016	—	N/A	N/A	N/A	—	—

Anthony D. Schmidt	2018	N/A	159,000	N/A	106,000	—	265,000
Engineered Films division	2017	22,877	135,361	N/A	17,500	25,000	200,738
	2016	—	—	N/A	N/A	—	—

Brian E. Meyer	2018	N/A	79,675	N/A	57,120	27,200	163,995
Applied Technology division	2017	22,694	153,760	N/A	52,080	24,800	253,334
	2016	—	—	N/A	N/A	—	—

Janet L. Matthiesen	2018	98,700	N/A	58,800	N/A	—	157,500
Entire Company

(a) Based on division profit for the applicable division.
(b) Fiscal year 2018 management incentive plans include a net sales component either at the consolidated or divisional level.
(c) Mr. Brazones' fiscal year 2018 incentive plan includes a factor based on the effectiveness of the financial reporting control framework in which he earned $62,000. Mr. Meyer's fiscal year 2018 incentive plan includes a factor based on strategic initiative success.

(6)All Other Compensation
Name	Fiscal Year	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Total all other compensation
		$	$	$	$	$
		(a)	(b)
Daniel A. Rykhus	2018	14,651	23,385	—	16,727	54,763
	2017	15,564	18,561	6,058	6,632	46,815
	2016	11,147	13,985	2,986	7,977	36,095

Steven E. Brazones	2018	13,746	5,227	—	2,906	21,879
	2017	11,583	7,026	1,000	3,915	23,524
	2016	8,120	5,200	17,531	4,593	35,444

Anthony D. Schmidt	2018	13,814	11,510	—	6,688	32,012
	2017	9,474	8,389	1,000	4,618	23,481
	2016	5,871	14,783	1,748	6,154	28,556

Brian E. Meyer	2018	10,460	12,603	—	5,895	28,958
	2017	8,637	11,655	1,000	6,596	27,888
	2016	9,262	11,294	11,000	8,328	39,884

Janet L. Matthiesen	2018	10,099	4,972	—	2,598	17,669

(a) Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. Also includes cash payments under the Company's Profit Sharing and Growth Plan which is paid equally to every employee, regardless of salary or hourly wage. The amounts under the Profit Sharing and Growth Plan were $2,815 in fiscal year 2018.

(b) Represents health and wellness expenses and life-insurance premiums under the Company's Senior Executive Officer benefit policy.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2018
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
		(2)	(3)		(4)
			Target	Maximum	Threshold	Target	Maximum	(5)	(6)
	(1)		($)	($)	# of Shares	# of Shares	# of Shares	(#)	(#)	($/Share)	(7)
Daniel A. Rykhus
	MIP	2/1/2017	605,000	907,500
	RSU-P	4/5/2017			3,220	6,440	9,660				188,048
	RSU-T	4/5/2017						16,090			469,828
	SO	4/5/2017							38,400	29.20	282,086

Steven E. Brazones
	MIP	2/1/2017	248,000	341,000
	RSU-P	4/5/2017			1,025	2,050	3,075				59,860
	RSU-T	4/5/2017						5,140			150,088
	SO	4/5/2017							12,300	29.20	90,356

Anthony D. Schmidt
	MIP	2/1/2017	185,500	291,500
	RSU-P	4/5/2017			820	1,640	2,460				47,888
	RSU-T	4/5/2017						4,110			120,012
	SO	4/5/2017							9,800	29.20	71,991

Brian E. Meyer
	MIP	2/1/2017	190,400	299,200
	RSU-P	4/5/2017			820	1,640	2,460				47,888
	RSU-T	4/5/2017						4,110			120,012
	SO	4/5/2017							9,800	29.20	71,991

Janet L. Matthiesen
	MIP	2/1/2017	105,000	157,500
	RSU-P	4/5/2017			480	960	1,440				28,032
	RSU-T	4/5/2017						2,400			70,080
	SO	4/5/2017							5,700	29.20	41,872

(1) Type of award: MIP - Management Incentive Plan; RSU-P - Restricted Stock Unit Performance-based; RSU-T - Restricted Stock Unit Time-based; SO - Stock Option.
(2) The approval date for RSU-Ps, RSU-Ts, and SOs was March 9, 2017. The grant date, as shown above, was April 5, 2017.
(3) These columns represent the range of payouts under two scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved. Approximately 61% of the payouts were based on earnings growth. No payments are made under the plans if earnings fall below prior year results. The plan targets payouts at approximately 66.5% of the maximum. Maximum payouts assume growth beyond the targeted level and are capped at 37% growth at the amounts shown. The remainder of the payouts were based on achievement of net working capital targets, strategic initiative success, or establishing an effective internal control framework.

(4) These columns represent the range of RSU shares to be awarded under three scenarios. The threshold amounts represent the number of shares to be awarded when performance-based RSUs vest if the minimum performance criteria is achieved. No performance-based RSUs vest under these awards if the three-year average ROE is less than a minimum level. The percentage of RSUs issued if performance is equal to the plan target is approximately 66.7% of the maximum.

(5) Time-based RSUs will vest if, at the end of the vesting period, the employee remains employed by the Company.
(6) All awards vest in equal installments over 4 years and expire after 5 years.
(7) Option awards reflect the Black-Scholes model value of $7.346 as of April 4, 2017. Performance-based RSUs are valued at the targeted performance level and the closing stock price of $29.20 on April 4, 2017, the stock price on the last business day before the date of grant. The fair value of a time-vested RSU is measured based upon the closing stock price of $29.20 on April 4, 2017, the stock price on the last business day before the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2018 YEAR-END
Name	Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)
Daniel A. Rykhus	4/1/2014	40,800	13,600	32.75	4/1/2019	—	—
	3/17/2015	41,900	41,900	20.10	3/17/2020	19,900	767,145
	4/5/2016	25,575	76,725	15.61	4/5/2021	34,215	1,318,988
	4/5/2017	—	38,400	29.20	4/5/2022	25,750	992,663
Steven E. Brazones	3/17/2015	13,100	13,100	20.10	3/17/2020	6,220	239,781
	4/5/2016	8,200	24,600	15.61	4/5/2021	10,950	422,123
	4/5/2017	—	12,300	29.20	4/5/2022	8,215	316,688
Anthony D. Schmidt	4/1/2014	—	3,600	32.75	4/1/2019	—	—
	3/17/2015	13,100	13,100	20.10	3/17/2020	6,220	239,781
	4/5/2016	7,475	22,425	15.61	4/5/2021	9,990	385,115
	4/5/2017	—	9,800	29.20	4/5/2022	6,570	253,274
Brian E. Meyer	4/1/2014	—	2,725	32.75	4/1/2019	—	—
	3/17/2015	8,400	8,400	20.10	3/17/2020	3,980	153,429
	5/1/2015	4,700	4,700	19.94	5/1/2020	2,240	86,352
	4/5/2016	7,475	22,425	15.61	4/5/2021	9,990	385,115
	4/5/2017	—	9,800	29.20	4/5/2022	6,570	253,274
Janet L. Matthiesen	4/1/2014	—	2,375	32.75	4/1/2019	—	—
	3/17/2015	8,400	8,400	20.10	3/17/2020	3,980	153,429
	4/5/2016	4,875	14,625	15.61	4/5/2021	6,540	252,117
	4/5/2017	—	5,700	29.20	4/5/2022	3,840	148,032

(1) All options vest in equal installments over 4 years and expire after 5 years.

(2) Represents the number of performance-based RSUs that will vest and be paid out in Raven common stock if the three-year average ROE reaches a specified level. The performance factor percentage used represents the next highest level (threshold, target or maximum) to our actual period-to-date performance. The performance-based RSU shares expected to vest in fiscal year 2019 have been adjusted to the most recent estimated performance factor as of January 31, 2018. The payout value is based on the Company's stock price of $38.55 at January 31, 2018.

OPTION EXERCISES IN FISCAL YEAR 2018
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise

	(#)	($)
Daniel A. Rykhus	53,500	208,650
Steven E. Brazones	—	—
Anthony D. Schmidt	24,700	97,410
Brian E. Meyer	17,575	58,490
Janet L. Matthiesen	16,525	46,450

STOCK AWARDS VESTED IN FISCAL YEAR 2018
Name	Stock Awards (1)
	Number of Shares acquired upon Vesting	Value Realized on Vesting

	(#)	($)
Daniel A. Rykhus	—	—
Steven E. Brazones	4,676	178,623
Anthony D. Schmidt	—	—
Brian E. Meyer	—	—
Janet L. Matthiesen	—	—
(1) Mr. Brazones was granted time-based RSUs in December of 2014, his employment start date with the Company, with a three-year vesting period.

Potential Payments on Termination or Change in Control

The table on page 34 shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a Change in Control of Raven. The information assumes that termination occurs on a date after March 29, 2017, to reflect amended and restated employment agreements entered into with Messrs. Rykhus and Brazones on that date. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay, and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and RSUs, which will vest upon various events to the extent described below.

Termination by Company Without Cause or Constructive Termination by Executive. Under the restated agreements for Messrs. Rykhus and Brazones, upon a termination by the Company without cause or a constructive termination (the executive terminates employment after an adverse change in the officer's status or compensation), the executives will receive certain severance benefits, including a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii)  the target amount under the short term incentive plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Mr. Rykhus and 1.0 for Mr. Brazones, plus the target amount under the short term incentive plan on a prorated basis for the year in which the date of termination occurs; provided, that the executive has entered into a separation agreement and general release and the revocation period has expired. In addition, the Company shall cause any unvested portion of executive’s restricted stock units, performance awards, and any other equity awards granted to executive under the Company’s 2010 Stock Incentive Plan, as amended, to immediately vest in full to the extent not already vested. Any performance awards will vest at the target level.

For the executives other than Messrs. Rykhus and Brazones, termination other than for a Change in Control is governed by their existing employment agreements, which do not provide for severance benefits.

Retirement Provisions. For Messrs. Rykhus and Schmidt, who each have over 20 years of service to the Company, their agreements also have retirement provisions that, if the executive's years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Mr. Rykhus and 3.5% for Mr. Schmidt) of the executive's highest salary and bonus over the last five years of employment. Retirement benefits continue until the later of the executive's or spouse's death. In the case of Mr. Rykhus, the benefits are “grossed-up” for income tax purposes. In the event of an executive's death, the benefits available to the surviving spouse would be limited to vested retirement benefits.

Change in Control. Compensation after a Change in Control for Messrs. Rykhus and Brazones is governed by their restated employment agreements, and Raven has existing Change in Control agreements with the other Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors; or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.

For Messrs. Rykhus and Brazones to obtain Change in Control benefits under their employment agreements, a second triggering event must occur in the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) the target amount under the Short Term Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.5 for Mr. Rykhus or 2.0 for Mr. Brazones. Mr. Rykhus also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

For the Named Executives other than Messrs. Rykhus and Brazones to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 1.5. Mr. Schmidt also vests under the applicable retirement benefits policy; provided that the benefits

(A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Name	Type of Separation(4)	Lump-sum payments and accelerated vesting				Annual Benefits (1)
		Salary and Incentives	Value Accelerated vesting of Stock Options	Value of Accelerated Vesting of RSUs at Target	Total Lump-sum Payments and Accelerated Vesting	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits

		($)	($)	($)	($)	($)	($)	($)	($)
						(2)	(3)	(3)
Daniel A. Rykhus	T or CT	3,025,000	2,971,047	2,515,003	8,511,050	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC and T or CT	3,025,000	2,971,047	2,515,003	8,511,050	11,670	151,250	55,963	218,883
	Retirement	—	—	—	—	11,670	151,250	55,963	218,883

Steven E. Brazones	T or CT	806,000	921,024	798,371	2,525,395	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC and T or CT	1,116,000	921,024	798,371	2,835,395	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Anthony D. Schmidt	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC and T or CT	659,850	868,635	718,187	2,246,672	6,442	18,550	—	24,992
	Retirement	—	—	—	—	6,442	18,550	—	24,992

Brian E. Meyer	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC and T or CT	677,280	864,312	718,187	2,259,779	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Janet L. Matthiesen	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC and T or CT	456,750	557,548	451,035	1,465,333	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

(1) Annual benefits would begin immediately for executives eligible for retirement or at age 65 for the other executives. They would continue until the later of the executive's or spouse's death.
(2) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(3) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

(4) T or CT is defined as termination by Company without cause (T) or constructive termination by the Named Executive (CT). CIC and T or CT is defined as Change in Control and termination by Company without cause or constructive termination by Named Executive. Both triggers must occur to receive the benefit.

CEO Pay Ratio

For fiscal year 2018, Raven’s last completed fiscal year:

▪	the annual total compensation of Raven’s median employee was $44,955; and

▪	annual total compensation of its CEO, as reported in the Summary Compensation Table, was $2,535,859.

Based on this information, Raven reasonably estimates that the ratio of its CEO’s annual total compensation to the annual total compensation of its median employee was 56:1.
As permitted under the SEC rules, Raven determined its median employee as of December 31, 2017 (its determination date), by using “base pay” earned from January 1, 2017 through December 31, 2017 as our consistently applied compensation measure, which includes base salary for salaried employees and hourly wages for hourly employees, as measured. We excluded employees from international locations from our calculation as they constituted less than 5% of our total employee population. The make-up of employees by location, as of January 31, 2018, was as follows:

U.S. - 1,049
Netherlands - 29
Canada - 7
Belgium - 6
Ukraine - 1
Brazil - 1

We included all of our U.S. employees other than our CEO, including: full-time, part-time, temporary and interns. We did not include agency temps who are considered contract workers rather than employees of the Company. The median employee identified using this estimate received $42,140 of base pay. We then calculated the median employee's SCT total compensation, which added $2,815 of profit sharing compensation for the 2018 fiscal year. Thus, our median employee's annual total compensation identified using this estimate was $44,955. Raven used reasonable estimates in the methodology used to identify its median employee and calculate the annual total compensation of the median employee in a manner consistent with SEC rules and guidance.

Equity Compensation Plan Information

The following table presents the number of securities authorized for issuance under Raven's equity compensation plan as of January 31, 2018.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,129,400	$21.55	1,163,074
Equity compensation plans not approved by security holders	—	—	—
Total	1,129,400	$21.55	1,163,074

Compensation Committee Report

The Personnel and Compensation Committee of the Company's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2018 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

David L. Chicoine
Marc E. LeBaron
Richard W. Parod

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PwC served as the Company's independent registered public accounting firm during fiscal year 2017, and Deloitte served as the Company's independent registered public accounting firm during fiscal year 2018.

The aggregate fees billed by PwC and Deloitte for fiscal years 2017 and 2018, respectively, excluding billings for out-of-pocket expenses, are presented in the following table. The Audit Committee Charter requires pre-approval for the Company's independent registered public accounting firm to provide audit and permitted non-audit services, which do not exceed an aggregate amount of $100,000. Additionally, the charter allows for the Audit Committee Chair to approve requests for such services in excess of $100,000 prior to the next committee meeting. All items included in the below fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Audit Committee or the Chair of the Audit Committee prior to services being performed and/or the billing of such services.

	FY 2018	FY 2017
Audit (1)	$824,530	$599,400
Audit Related (2)	191,700	16,600
Tax Services (3)	30,450	134,800
Total Fees	$1,046,680	$750,800

(1) Total audit fees for the integrated audit were in accordance with the respective engagement letters and included quarterly reviews.
(2) Audit related billings primarily include professional services related to the adoption of the new revenue recognition standard (ASC 606).
(3) Tax services include the review of corporate income tax filings and advice and recommendations on various tax topics.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company's website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven's internal controls, financial reporting process, and compliance with laws, regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that, as of January 31, 2018, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by applicable auditing standards.

Deloitte & Touche LLP provided to the Audit Committee the written disclosures required by applicable PCAOB rules, and discussed the firm's independence. The Audit Committee also reviewed the services provided by Deloitte & Touche LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:

Jason M. Andringa
Thomas S. Everist
Kevin T. Kirby

OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by us during fiscal year 2018, and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

Solicitation

The Company will bear the cost of preparing, assembling, and mailing the proxy, Proxy Statement, Annual Report, and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone, or other means of communication.

PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS

Proposals for Inclusion in the Proxy Statement

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2019 annual meeting must submit such proposal in writing to the President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included in the Company's proxy statement for the 2019 Annual Meeting, shareholder proposals must be received by the Company no later than December 6, 2018, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 6, 2018, will not be included in the Company's proxy statement relating to the 2019 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement

For shareholder proposals or director nominations that a shareholder seeks to bring before the 2019 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2019 Annual Meeting, such a proposal must be received by the Company on or after January 5, 2019, but no later than February 4, 2019. If the date of the Annual Meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Raven Industries, Inc.
Lee A. Magnuson
Corporate Secretary

RAVEN

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/ravn
Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 21, 2018.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 21, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of directors: 01 Jason M. Andringa, 02 David L. Chicoine, 03 Thomas S. Everist, 04 Kevin T. Kirby, 05 Marc E. LeBaron, 06 Richard W. Parod, 07 Daniel A. Rykhus

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________________

The Board of Directors Recommends a Vote FOR Proposals 2 and 3.

2. To approve, by a non-binding advisory vote, the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. To ratify the appointment of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending January 31, 2019. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 22, 2018
9:00 a.m. CDT

RAVEN

Raven Industries, Inc.
Box 5107
Sioux Falls, SD 57117-5107

proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

By signing the proxy, you hereby appoint Marc E. LeBaron and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on March 28, 2018, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 22, 2018, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

See reverse for voting instructions.